Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference of our report dated August 30, 2000 on the financial statements of Magnitude Network, Inc. for the year ended July 31, 2000 in GlobalMedia.com's (reg. #333-51982) registration statement on Form S-3 filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Experts" in that registration statement.

/s/ OLIVE LLP Olive LLP

Evansville, Indiana
December 18, 2000